UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________
FORM 8-K
______________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 27, 2019 (February 25, 2019)

ARMOUR Residential REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-34766	26-1908763
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3001 Ocean Drive, Suite 201 Vero Beach, Florida	32963
(Address of Principal Executive Offices)	(Zip Code)

(772) 617-4340
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01.    Other Events.

As previously disclosed, on February 19, 2019, ARMOUR Residential REIT, Inc. (the “Company”) entered into an underwriting agreement with the Company’s external manager, ARMOUR Capital Management LP, a Delaware limited partnership, and Morgan Stanley & Co. LLC, as the representative of the several underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), pursuant to which the Company agreed to issue and sell to the Underwriters 7,200,000 shares of the Company’s common stock, par value $0.001 per share with an offering price to the public of $20.33 per share. The Underwriting Agreement also granted the Underwriters an option (the “Option”) to purchase up to an additional 1,080,000 shares (the “Option Shares”) during the 30-day period following the execution of the Underwriting Agreement with the same offering price per share to the public.

On February 25, 2019, the Underwriters fully exercised the Option to purchase from the Company all of the Option Shares. On February 27, 2019, the Company completed the sale of the Option Shares. The sale of the Option Shares resulted in total gross proceeds of approximately $21,956,400 before deduction of underwriting discounts and commissions and offering expenses payable by the Company. The Company intends to use the net proceeds from the sale of the Option Shares to acquire additional target assets as market conditions warrant and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2019

ARMOUR RESIDENTIAL REIT, INC.

By:	/s/ James R. Mountain
Name:	James R. Mountain
Title:	Chief Financial Officer